Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS

FOR THE SECOND QUARTER 2021

■ Second Quarter 2021 Revenue:	$2.91 billion; up 36%
■ Second Quarter 2021 Operating Income:	$241.5 million; up 38%
■ Second Quarter 2021 EPS:	$1.61 vs. $1.14; up 41%

LOWELL, Ark., July 19, 2021 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced second quarter 2021 net earnings of $172.2 million, or diluted earnings per share of $1.61 vs. second quarter 2020 net earnings of $121.7 million, or $1.14 per diluted share.

Total operating revenue for the current quarter was $2.91 billion, compared with $2.15 billion for the second quarter 2020, an increase of 36%. All segments contributed at least double-digit revenue growth vs. the prior year period. Integrated Capacity Solutions (ICS) and Truck (JBT) grew revenue 100% and 70% year-over-year, respectively, as both segments were able to source and secure capacity for customers in the Marketplace for J.B. Hunt 360°® in the capacity constrained freight market during the quarter. Intermodal (JBI) revenue grew 21%, driven by a 6% increase in volume and a 15% increase in revenue per load. Final Mile Services® (FMS) revenue increased 52%, as stops increased 59% year-over-year. Dedicated Contract Services® (DCS®) revenue grew 17% as fleet productivity improved 11% combined with a 5% increase in average revenue producing trucks versus the prior year period. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 31% vs. the comparable quarter 2020.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased to $500 million in the second quarter 2021 compared to $281 million in the prior year quarter. ICS revenue on the platform increased 73% to $396 million versus a year ago. JBI and JBT executed approximately $33 million and $71 million, respectively, of their third-party dray, independent contractor and power-only capacity costs through the platform during the quarter.

Operating income for the current quarter totaled $241.5 million versus $175.2 million for the second quarter 2020. Operating income increased from second quarter 2020 primarily from customer rate and cost recovery efforts, higher volumes, further scaling into our technology investments, higher productivity of our assets and people across our DCS, FMS and ICS segments, and a benefit of $3.2 million related to the net settlement of claims in FMS. These items were partially offset by increases in driver wage and recruiting costs, rail and truck purchase transportation expense, non-driver personnel salary, wages and incentive compensation, higher group medical expense, elevated implementation costs for new, long term DCS contracts, and a lack of network fluidity from both rail and customer activity in JBI.

Net interest expense in the current quarter decreased from second quarter 2020 due to lower interest rates compared to the same period last year. The effective income tax rate in the quarter was 25.0% and in line with the prior year quarter. We now expect our 2021 annual tax rate to be between 23.5% and 24.5%.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2021 Segment Revenue:	$1.29 billion; up 21%
■	Second Quarter 2021 Operating Income:	$134.6 million; up 26%

JBI load volumes increased 6% over the same period in 2020. Eastern network volumes increased 9% and transcontinental volumes increased 3% from second quarter 2020. Demand for intermodal service remains robust, however, significant restrictions across the rail network were implemented throughout the quarter by rail service providers reflecting challenges within their network related to car imbalances and chassis and labor shortages. In addition, customer detention of trailing equipment was at an all-time high during the quarter further pressuring the availability of capacity and our volumes during the quarter. Despite these volume-related challenges, revenue increased 21% year-over-year, reflecting the 6% increase in volumes and a 15% increase in gross revenue per load. Excluding fuel surcharge revenue, revenue per load increased 9% year-over-year.

Operating income increased 26% from the prior year period primarily driven by the increase in volume, complemented with higher rate and cost recovery efforts. These benefits were partially offset by higher rail and third-party dray purchased transportation expense, higher costs to attract and retain drivers, and higher equipment cost. The current period ended with approximately 99,400 units of trailing capacity and 5,820 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Second Quarter 2021 Segment Revenue:	$621 million; up 17%
■	Second Quarter 2021 Operating Income:	$79.0 million; down 5%

DCS revenue increased 17% during the current quarter over the same period in 2020. Productivity, defined as revenue per truck per week, increased approximately 11% vs. 2020. Productivity excluding fuel surcharge revenue increased 7% from a year ago primarily from higher utilization of assets, contracted indexed-based price escalators, and less idled equipment in the quarter. A net additional 832 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year, and a net additional 555 versus the end of the first quarter 2021. Customer retention rates remain above 98%.

Operating income decreased by 5% from the prior year quarter. Higher revenue and productivity were more than offset by increases in driver wage and recruiting costs, non-driver personnel salary, wages and incentive compensation, higher group medical expense, and elevated costs related to the implementation of new, long term contracts.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2021 Segment Revenue:	$607 million; up 100%
■	Second Quarter 2021 Operating Income:	$3.1 million; compared to $(13.1) million loss in 2Q’20

ICS revenue increased 100% during the current quarter vs. the second quarter 2020. Segment volumes increased 20% during the quarter with truckload volumes increasing 30% from the prior year period. Revenue per load increased 66%. In addition to changes in customer freight mix, revenue per load was favorably impacted by higher contractual and spot rates in our truckload business as compared to the second quarter 2020. Contractual volumes represented approximately 48% of the total load volume and 35% of the total revenue in the current quarter compared to 67% and 55%, respectively, in second quarter 2020. Of the total reported ICS revenue, approximately $396 million was executed through the Marketplace for J.B. Hunt 360 compared to $229 million in second quarter 2020.

Operating income increased to $3.1 million compared to an operating loss of $13.1 million in the second quarter 2020. Benefits from higher gross profit margin dollars and increased scale in the Marketplace for J.B. Hunt 360 platform were partially offset by higher personnel and technology costs as compared to the same period 2020. Gross profit margin percent decreased to 10.5% in the current period versus 11.8% in the same period last year primarily as a result of tighter industry capacity dynamics versus the prior year period. ICS carrier base increased 30% vs. second quarter 2020.

Final Mile Services (FMS)

■	Second Quarter 2021 Segment Revenue:	$212 million; up 52%
■	Second Quarter 2021 Operating Income:	$10.7 million; compared to $(5.2) million loss in 2Q’20

FMS revenue increased 52% compared to the same period 2020. Stop count within FMS increased 59% during the current quarter vs. a year ago, primarily from the addition of multiple customer contracts implemented over the last year. Additionally, the prior year period included temporary suspension of operations at several of our customers’ sites as a result of COVID-19. Productivity, defined as revenue per stop, decreased approximately 5% compared to the prior year period primarily from a shift in the mix of business between asset and asset-light operations.

Operating income increased to $10.7 million compared to an operating loss of $5.2 million in the second quarter 2020. The increase in operating income in the second quarter 2021 was primarily the result of higher volumes compared to the prior year period and a $3.2 million benefit from the net settlement of claims, partially offset by higher personnel expense related to salary, wages and incentive comp.

Truckload (JBT)

■	Second Quarter 2021 Segment Revenue:	$184 million; up 70%
■	Second Quarter 2021 Operating Income:	$14.2 million; up 308%

JBT revenue increased 70% from the same period in 2020. Revenue excluding fuel surcharge revenue increased 66% primarily from a 58% increase in revenue per load excluding fuel surcharge revenue and a 5% increase in load count compared to a year ago. The increase in revenue per load excluding fuel surcharge revenue was driven by a 40% increase in revenue per loaded mile excluding fuel surcharge revenue and a 13% increase in average length of haul. Load count growth and the length of haul increase were primarily related to the continued expansion of J.B. Hunt 360box™ which leverages the J.B. Hunt 360 platform to access drop-trailer capacity for customers across our transportation network. Comparable contractual customer rates were up approximately 25% compared to the same period 2020. The current period ended with 8,958 trailers and 1,770 tractors, compared to 7,985 and 1,897 respectively.

Operating income increased to $14.2 million compared to $3.5 million in the second quarter 2020. Benefits from increased load counts and revenue per load were partially offset by increases in purchased transportation expense and higher salary and wage expenses for non-driving personnel related to the continued expansion of 360box and increased usage of non-asset power.

Cash Flow and Capitalization:

At June 30, 2021, we had approximately $1.3 billion outstanding on various debt instruments which is comparable to levels at June 30, 2020 and at December 31, 2020.

Our net capital expenditures for the six months ended June 30, 2021 approximated $261 million compared to $265 million for the same period 2020. At June 30, 2021, we had cash and cash equivalents of approximately $571 million.

In the second quarter 2021, we purchased approximately 484,000 shares of common stock for approximately $81 million. At June 30, 2021, we had approximately $416 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2021 approximated 105.2 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 p.m. CDT to discuss the quarterly earnings. To participate in the call, dial 1-833-360-0810 (domestic) or 470-495-0976 (international) 15 minutes prior to the start of the call and provide the following conference ID: 9793029. A replay of the call will be posted on the investor relations section of our website here later this evening.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on the investor relations section of our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. F

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,606,981		$1,986,130
Fuel surcharge revenues	301,389		159,443
Total operating revenues	2,908,370	100.0%	2,145,573	100.0%

Operating expenses
Rents and purchased transportation	1,538,232	52.9%	1,034,297	48.2%
Salaries, wages and employee benefits	665,471	22.9%	554,136	25.8%
Depreciation and amortization	139,371	4.8%	130,298	6.1%
Fuel and fuel taxes	126,841	4.4%	75,459	3.5%
Operating supplies and expenses	91,019	3.1%	79,134	3.7%
General and administrative expenses, net of asset dispositions	47,505	1.6%	44,599	2.1%
Insurance and claims	35,508	1.2%	30,899	1.4%
Operating taxes and licenses	14,209	0.5%	13,567	0.6%
Communication and utilities	8,668	0.3%	8,001	0.4%
Total operating expenses	2,666,824	91.7%	1,970,390	91.8%
Operating income	241,546	8.3%	175,183	8.2%
Net interest expense	12,059	0.4%	12,818	0.6%
Earnings before income taxes	229,487	7.9%	162,365	7.6%
Income taxes	57,325	2.0%	40,667	1.9%
Net earnings	$172,162	5.9%	$121,698	5.7%
Average diluted shares outstanding	106,816		106,580
Diluted earnings per share	$1.61		$1.14

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,995,015		$4,031,824
Fuel surcharge revenues	531,504		394,574
Total operating revenues	5,526,519	100.0%	4,426,398	100.0%

Operating expenses
Rents and purchased transportation	2,890,533	52.3%	2,170,449	49.0%
Salaries, wages and employee benefits	1,285,502	23.3%	1,128,386	25.5%
Depreciation and amortization	276,916	5.0%	260,393	5.9%
Fuel and fuel taxes	239,881	4.4%	176,582	4.0%
Operating supplies and expenses	172,717	3.1%	164,732	3.7%
General and administrative expenses, net of asset dispositions	92,396	1.7%	89,761	2.0%
Insurance and claims	73,538	1.3%	63,260	1.4%
Operating taxes and licenses	28,024	0.5%	26,879	0.6%
Communication and utilities	17,814	0.3%	16,032	0.4%
Total operating expenses	5,077,321	91.9%	4,096,474	92.5%
Operating income	449,198	8.1%	329,924	7.5%
Net interest expense	24,084	0.4%	24,854	0.6%
Earnings before income taxes	425,114	7.7%	305,070	6.9%
Income taxes	106,346	1.9%	78,538	1.8%
Net earnings	$318,768	5.8%	$226,532	5.1%
Average diluted shares outstanding	106,816		106,765
Diluted earnings per share	$2.98		$2.12

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total

Revenue
Intermodal	$1,289,400	44%	$1,065,106	50%
Dedicated	621,179	22%	533,158	25%
Integrated Capacity Solutions	607,614	21%	304,267	14%
Final Mile Services	212,265	7%	139,550	6%
Truck	183,634	6%	108,298	5%
Subtotal	2,914,092	100%	2,150,379	100%
Intersegment eliminations	(5,722)	(0%)	(4,806)	(0%)
Consolidated revenue	$2,908,370	100%	$2,145,573	100%

Operating income
Intermodal	$134,641	56%	$106,965	61%
Dedicated	79,010	33%	83,102	47%
Integrated Capacity Solutions	3,118	1%	(13,072)	(7%)
Final Mile Services	10,691	4%	(5,249)	(3%)
Truck	14,195	6%	3,480	2%
Other (1)	(109)	(0%)	(43)	(0%)
Operating income	$241,546	100%	$175,183	100%

	Six Months Ended June 30
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$2,466,532	45%	$2,214,825	50%
Dedicated	1,201,137	22%	1,074,904	24%
Integrated Capacity Solutions	1,132,561	20%	639,761	14%
Final Mile Services	414,148	7%	293,179	7%
Truck	333,165	6%	213,223	5%
Subtotal	5,547,543	100%	4,435,892	100%
Intersegment eliminations	(21,024)	(0%)	(9,494)	(0%)
Consolidated revenue	$5,526,519	100%	$4,426,398	100%

Operating income
Intermodal	$242,108	54%	$209,240	64%
Dedicated	153,349	34%	155,992	47%
Integrated Capacity Solutions	10,387	2%	(31,970)	(10%)
Final Mile Services	19,189	4%	(8,549)	(3%)
Truck	24,369	6%	5,259	2%
Other (1)	(204)	(0%)	(48)	(0%)
Operating income	$449,198	100%	$329,924	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June
	2021	2020

Intermodal

Loads	499,682	473,486
Average length of haul	1,678	1,676
Revenue per load	$2,580	$2,249
Average tractors during the period *	5,782	5,420
Tractors (end of period) *	5,823	5,343
Trailing equipment (end of period)	99,377	96,512
Average effective trailing equipment usage	98,210	84,909

Dedicated

Loads	996,650	907,221
Average length of haul	161	160
Revenue per truck per week**	$4,707	$4,250
Average trucks during the period***	10,224	9,718
Trucks (end of period) ***	10,506	9,674
Trailing equipment (end of period)	27,354	27,497

Integrated Capacity Solutions

Loads	330,127	274,399
Revenue per load	$1,841	$1,109
Gross profit margin	10.5%	11.8%
Employee count (end of period)	966	1,117
Approximate number of third-party carriers (end of period)	116,600	89,900
Marketplace for J.B. Hunt 360 revenue (millions)	$396.1	$228.9

Final Mile Services

Stops	1,732,962	1,093,182
Average trucks during the period***	1,488	1,333

Truck

Loads	108,538	103,314
Loaded miles (000)	52,840	44,555
Nonpaid empty mile percentage	19.6%	19.1%
Revenue per tractor per week**	$4,714	$3,686
Average tractors during the period *	1,772	1,979

Tractors (end of period)
Company-owned	752	800
Independent contractor	1,018	1,097
Total tractors	1,770	1,897

Trailers (end of period)	8,958	7,985

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2021	2020

Intermodal

Loads	977,967	964,776
Average length of haul	1,683	1,677
Revenue per load	$2,522	$2,296
Average tractors during the period *	5,750	5,453
Tractors (end of period) *	5,823	5,343
Trailing equipment (end of period)	99,377	96,512
Average effective trailing equipment usage	96,406	84,971

Dedicated

Loads	1,938,870	1,786,230
Average length of haul	161	161
Revenue per truck per week**	$4,643	$4,288
Average trucks during the period***	10,093	9,721
Trucks (end of period) ***	10,506	9,674
Trailing equipment (end of period)	27,354	27,497

Integrated Capacity Solutions

Loads	622,492	570,146
Revenue per load	$1,819	$1,122
Gross profit margin	11.4%	10.7%
Employee count (end of period)	966	1,117
Approximate number of third-party carriers (end of period)	116,600	89,900
Marketplace for J.B. Hunt 360 revenue (millions)	$755.0	$463.8

Final Mile Services

Stops	3,408,987	2,317,624
Average trucks during the period***	1,501	1,318

Truck

Loads	211,600	200,792
Loaded miles (000)	98,979	85,119
Nonpaid empty mile percentage	19.0%	18.7%
Revenue per tractor per week**	$4,505	$3,842
Average tractors during the period*	1,753	1,897

Tractors (end of period)
Company-owned	752	800
Independent contractor	1,018	1,097
Total tractors	1,770	1,897

Trailers (end of period)	8,958	7,985

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$570,918	$313,302
Accounts Receivable, net	1,293,924	1,124,403
Prepaid expenses and other	344,457	404,412
Total current assets	2,209,299	1,842,117
Property and equipment	6,108,195	5,908,710
Less accumulated depreciation	2,390,467	2,219,816
Net property and equipment	3,717,728	3,688,894
Other assets, net	396,367	397,337
	$6,323,394	$5,928,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$674,856	$587,510
Claims accruals	282,331	276,056
Accrued payroll	174,718	130,943
Other accrued expenses	96,450	90,294
Total current liabilities	1,228,355	1,084,803

Long-term debt	1,303,467	1,305,424
Other long-term liabilities	263,576	245,961
Deferred income taxes	728,968	692,022
Stockholders' equity	2,799,028	2,600,138
	$6,323,394	$5,928,348

Supplemental Data
(unaudited)

	June 30, 2021	December 31, 2020

Actual shares outstanding at end of period (000)	105,196	105,654

Book value per actual share outstanding at end of period	$26.61	$24.61

	Six Months Ended June 30
	2021	2020

Net cash provided by operating activities (000)	$668,748	$639,950

Net capital expenditures (000)	$260,711	$264,614